**Subject:** MyDx Beta Program Update May 2015
**Date:** Thursday, May 14, 2015 at 4:54:18 PM Pacific Daylight Time
**From:** CDx Customer Service (sent by CDx Customer Service <info=cdxlife.com@mail198.atl101.mcdlv.net>)
**To:** Jotti

Beta Program Update May 2015 View this email in your browser



Dear MyDx Beta Supporter,

Thank you kindly for your support, feedback and patience as we work together through our Beta program. At the end of February, we shipped 220 MyDx Beta units globally which have been tested in the field by manufacturers, distributors, consumers, and labs to name a few.

Since our last communication with you, we have been very busy following up on your feedback and making the MyDx solution more robust. We are confident the improvements will fulfill your expectations and that we have a service you will be delighted with.

*For those of you who have not yet received a unit, we sincerely apologize, and we promise to take care of you first when the Beta program is complete and we are ready to ship out the generally available version of MyDx.*

The MyDx solution has 3 separate functional components: the *Knowledge Base*, the *App*, and the *Analyzer*. Here are updates on each of these components:

1. **MyDx Knowledge Base:** The Knowledge Base, which contains information that

enables us to compare your results to reference known data, has been restructured and enlarged to be more accurate and robust. Some of these improvements include the following:

1. **THC Readings when no samples present – Resolved**
   - In some cases Beta customers reported readings for THC when no sample was present. This has been resolved.
2. **0% THC Readings with some samples – Resolved**
   - In some cases, Beta customers reported getting 0% for THC when a sample containing THC was present. This issue has been resolved, with the exception of testing very old samples that don't smell. The general rule for CANNA samples is, if you can't smell it, we probably can't measure it accurately.
3. **Improved Accuracy of THC Readings – Improved**
   - The accuracy for THC has improved. Some Beta customers reported accuracy ranging from 5-6% using 10 different strains run 20-30 different times for each of those strains. Our target remains within 20% of GC for most samples. When you receive your new sensor, the consistency will also further improve.
4. **CBD Measurement – On Hold Pending Improvements**
   - We feel that getting accurate CBD measurements is critical to our medical cannabis users. Unfortunately, our initial MyDx model does not provide that level of accuracy and hence CBD is not currently reported (you see it as a blank or N/A). We expect this feature to be fully functional after we release units to the general public later this year.
5. **Terpenes – This is our sweet spot – New & Improved!**
   - We are proud to announce that we can now measure and report on 11 terpenes. Our goal is to target and report on 22 terpenes. Terpenes define the unique scent of each cannabis strain and our electronic nose technology is uniquely positioned to accurately detect them. They also work in synergy with cannabinoids and other chemicals to form the Total Chemical Profile™ (TCP) of the plant, which causes the unique physiological effects of each strain on our minds and bodies.
6. **Total Chemical Profile™ Feature to find your perfect strain**
   - Our Total Chemical Profile™ (TCP) feature captures the chemical signature fingerprint of each strain you analyzed and asks you to correlate it with your feeling or aliment relief. As long as you are doing that, even as we continually optimize our Knowledge Base in the background to generate better accuracy for each chemical, the TCP data you generate today (which you see a TCP graph in the App) can always be used and will always be yours as you generated that data. So feel confident to continue to use your MyDx unit and keep tracking and finding a strain profile that works for you.

2. **<u>MyDx App</u>:** We made a number of enhancements to our iOS and Android mobile application. These enhancements have improved the speed, consistency, stability

and robustness across various platforms in finding and connecting to your device. *Please download the latest update so you can enjoy these improvements.*

1. iOS Feature Updates – New!
   - Camera Feature (now you can take pictures of your samples as you rate them)
   - Sharing Feature (share results on Facebook or via email)
2. Android App - Improved
   - It is now fully functional and very stable. We got it right this time, so sorry about that Android users.



AT&T M-Cell 6:41 PM 34%
BACK
MyDx
OG-18 San Diego
Feeling
Content
Intake Info
Helps You Relieve (rate each symptom)
WORSE
Anxiety
BETTER
Epilepsy
Intelligence
Makes You Feel (rate each feeling)
Less Happy
More Happy
Less Energetic
More Energetic
Less Focused
More Focused
Less Relaxed
More Relaxed
UPDATE STRAIN
AT&T M-Cell 6:54 PM 31%
Total Chemical Profile
0.001285
0.000000
Strain Type
Indica
Dosage
Share Strain
Email
Facebook
Cancel

Remember, you can use the App as a standalone product without the Analyzer to find a strain using the recommendation engine, and as a simple tracking journal to keep track of which strains are working for you.

3. <u>**MyDx Analyzer**</u>:
   - There are no changes to the MyDx Analyzer. The Analyzer is operating as designed, and has met all of our expectations.

Our Beta customers recommended that we provide information on their most frequently asked questions, so we offer the following.

1. Question: Why can't I use the UV light?
   - Answer: The UV light is not supported at this time until we do further studies.
2. Question: Where can I find the answers and videos to FAQs that have been asked by other Beta testers?
   - Answer: https://www.cdxlife.com/beta/beta-cannadx-0-1
3. Question: Where can I order more Sample Inserts?
   - Answer: https://www.cdxlife.com/cdxshop
4. Question: Can CDx create a Beta user forum?

- Answer: Yes, so sorry for the delay, it is Coming Soon!

We expect the Beta Program to be completed in June of this year, so we would like to encourage you to continue to send us feedback in the coming weeks. It is normal to experience inconsistencies during the Beta Program, and we thank you in advance for your patience. Please feel free to contact us at support@cdxlife.com or call us at 800.814.4550 if you have any support issues or concerns at anytime.


MyDx
BETA

**Other Notable Updates:**

**We are now a Publicly Traded Company on the NASDAQ OTC Exchange.**
Our Stock Ticker Symbol is MYDX. To learn more please check out our public information at ir.cdxlife.com. Thank you for helping get here.


MyDx
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for a better life.
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**We Moved!**
Below are pictures of our new facility which provides us a full biochemical lab to provide higher quality R&D and analytics as we gear up for our future products.

**Again, thank you for being one of our earliest supporters, we could not have done it without you!**

Sincerely,

Your MyDx Beta Team
www.cdxlife.com



Welcome to our new office!



Our R&D team is thrilled for their biochemical testing space!


CDx
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